Exhibit 10.28

AMENDMENT TO THE

BEARINGPOINT, INC.

DEFERRED COMPENSATION PLAN

AMENDMENT, to the BearingPoint, Inc. Deferred Compensation Plan, by BearingPoint, Inc. (the “Company”). The Company maintains the BearingPoint, Inc. Deferred Compensation Plan, effective as of September 1, 2001, amended and restated as of August 1, 2003 (the “Plan”).

WHEREAS, the Company, pursuant to the authority granted under Article 9.2 of the Plan, wishes to amend the Plan;

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1. Effective December 31, 2004, page 1 of the Plan is amended by adding a new section with caption, immediately before the section entitled “Purpose,” as follows:

Effect of December 31, 2004 Amendment

Effective December 31, 2004 (the “Plan Freeze Date”), the BearingPoint, Inc. Deferred Compensation Plan (the “Plan”) is closed to new Participants and any Annual Deferral Amounts and Employer Matching Amounts arising after that date. The terms and conditions of this Plan shall continue to apply with respect to all Annual Deferral Amounts and Employer Matching Amounts (and earnings and losses on those amounts) arising under this Plan and all Participants in this Plan on or before the Plan Freeze Date. Compensation from a Participant’s Annual Base Salary, Commissions, Team Bonus and Individual Bonus that is earned and vested on or before the Plan Freeze Date, but which is not paid until after the Plan Freeze Date, is still governed by the terms and conditions of this Plan, provided that a valid Election Form was submitted with respect to such compensation. The administrator of this Plan shall not materially modify any of the provisions of the Plan. Notwithstanding any provision in this Plan to the contrary, this Plan shall be read and interpreted to be consistent with the intent of this amendment.

The Plan is being amended with the intent that the amendment shall not constitute a material modification of the Plan for purposes of Section 885(d)(2) of Public Law No. 108-357, the American Jobs Creation Act of 2004. If any portion of this amendment is determined to be a material modification for that purpose, that portion of the amendment shall be null and void. All provisions of this amendment of the Plan shall be read and interpreted to be consistent with the intent of this paragraph.

2. Effective September 1, 2004, Article 1.30 of the Plan is amended in its entirety as follows:

1.30 “Plan Year” shall mean the twelve-month period commencing September 1 and ending August 31 for each such twelve-month period up until

August 31, 2004. “Plan Year” shall also mean the four-month period commencing September 1, 2004 and ending December 31, 2004 and each subsequent twelve-month period commencing January 1 and ending December 31.

3. In all respects not amended, the Plan is hereby ratified and confirmed.

*         *         *         *         *

To record the adoption of this Amendment as set forth above, the Company has caused this document to be signed on this 17th day of December, 2004.

BEARINGPOINT, INC.

Date April 22, 2005	By:	/s/ BRIAN DAVENPORT
Brian Davenport, Director of Benefits